Exhibit 16.1

February 25, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are were previously principal accountants for RLI Corp. and, under the date of February 21, 2020, we reported on the consolidated financial statements of RLI Corp. as of and for the years ended December 31, 2019 and 2018 and the effectiveness of internal control over financial reporting as of December 31, 2019. On August 21, 2019, we were notified that RLI Corp. engaged Deloitte & Touche LLP (Deloitte) as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of RLI Corp.’s consolidated financial statements as of and for the year ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, and the issuance of our reports thereon. On February 21, 2020, we completed our audit and the auditor-client relationship ceased. We have read RLI Corp.’s statements included under Item 4.01 of its Form 8-K/A dated February 25, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with RLI Corp.’s statements in the last paragraph relating to consultations with Deloitte.

Very truly yours,

/s/ KPMG LLP